Exhibit 99.1

For Immediate Release

November 17, 2020

Contact: Melissa Andrews

864.286.4425

melissa.andrews@scansource.com

ScanSource Announces New Chief Financial Officer

New CFO brings strong SaaS solutions experience for next phase of strategy and growth

GREENVILLE, S.C., (November 17, 2020) — ScanSource, Inc. (Nasdaq: SCSC), a leading provider of technology products and solutions, today announced that Steve Jones will join the company as Senior Executive Vice President and Chief Financial Officer effective mid-December 2020. Jones brings strong finance leadership in the technology industry, including SaaS and recurring revenue business models. He will report directly to ScanSource Chairman and CEO Mike Baur.

“We are excited to strengthen our executive leadership team, with the experience and skills needed to grow our SaaS business and accelerate our next phase of growth,” said Baur. “Steve’s experience in recurring revenue models, as well as transformation initiatives, fits exceedingly well with ScanSource’s strategic plan.”

“I am honored to join the ScanSource team and execute on the strategic vision,” said Jones. “ScanSource has tremendous potential for growth and value creation, given the smart and passionate people and strong relationships with customers and suppliers.”

Jones most recently served as the International Chief Financial Officer for Blackbaud, a leading cloud software company. During his tenure, Jones developed and executed financial strategies for international markets to accelerate revenue and profitability growth. Prior to Blackbaud, he led several strategic transformation initiatives at Lexmark International in both finance and operational leadership roles, including Corporate Director of Finance Planning & Analysis. This included strategic investments to expand from traditional hardware distribution to add high-growth recurring revenue in the enterprise services and solutions space. Earlier in his career, he served as Assistant Controller at Honeywell. Jones received his Bachelor of Business Administration, Finance from the University of Kentucky and his MBA from Eastern Kentucky University. He is a Certified Managerial Accountant.

Gerry Lyons who serves as Chief Financial Officer will continue in his current role until mid-December 2020 and will remain with the Company through the end of January 2021 to support the transition.

“I want to thank Gerry for his years of dedicated service and many contributions to ScanSource,” said Baur. “We appreciate his assistance through this transition and wish him the very best in his future endeavors.”

About ScanSource

ScanSource, Inc. (NASDAQ: SCSC) is at the center of the technology solution delivery channel, connecting businesses and providing solutions for their complex needs. ScanSource sells through multiple, specialized routes-to-market with digital, physical and services offerings from the world’s leading suppliers of point-of-sale (POS), payments, barcode, physical security, unified communications and collaboration, telecom, and cloud services. ScanSource enables its sales partners to create, deliver and manage solutions for end-customers across almost every vertical market. Founded in 1992 and headquartered in Greenville, South Carolina, ScanSource was named one of the 2020 Best Places to Work in South Carolina and on FORTUNE magazine’s 2020 List of World’s Most Admired Companies. ScanSource ranks #654 on the Fortune 1000. For more information, visit www.scansource.com.

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